Exhibit 5.1

KUTAK ROCK LLP SUITE 3100 1801 CALIFORNIA STREET DENVER, COLORADO 80202-2626 303-297-2400 FACSIMILE 303-292-7799 www.kutakrock.com	ATLANTA CHICAGO DES MOINES FAYETTEVILLE IRVINE KANSAS CITY LITTLE ROCK LOS ANGELES OKLAHOMA CITY OMAHA PASADENA RICHMOND SCOTTSDALE WASHINGTON WICHITA

JANUARY 31, 2006

Spirit Finance Corporation

14631 N. Scottsdale Road, Suite 200

Scottsdale, Arizona  85254

Ladies and Gentlemen:

We are acting as counsel to Spirit Finance Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a prospectus supplement, dated January 26, 2006 (the “Prospectus Supplement”), to the prospectus, dated January 3, 2006 (the “Prospectus”), included as part of the registration statement on Form S-3, Registration No. 333-130829 (the “Registration Statement”), filed with the Securities and Exchange Commission.  The Prospectus Supplement relates to the offering (the “Offering”) of up to 13,800,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”).  The Shares are proposed to be sold in accordance with an underwriting agreement (the “Underwriting Agreement”) dated January 26, 2006, among the Company and Citigroup Global Markets Inc. and Banc of America Securities LLC, as representatives of the several underwriters named therein.

For purposes of this opinion letter, we have examined copies of the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement.  We also examined copies of the Articles of Amendment and Restatement of the Company (the “Charter”), the Bylaws of the Company and resolutions of the Board of Directors related to the Offering, all as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

In expressing this opinion, we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.

In giving this opinion we assumed:

(a)                                  the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

(b)                                 the conformity to originals and the authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents;

(c)                                  the proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof; and

(d)                                 none of the Shares will be issued, sold or transferred in violation of the restrictions on ownership and transfer contained in the Charter.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company against payment of the purchase price therefore in accordance with the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.

This opinion letter speaks only as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.  We hereby consent to the filing, or incorporation by reference, of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated pursuant thereto.

Very truly yours,

/s/ Kutak Rock LLP

KUTAK ROCK LLP